Exhibit 10.1

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT, dated as June 15, 2012, by and among Sara Lee Corporation (“Sara Lee”), a Maryland corporation, by and on behalf of itself and each Affiliate of Sara Lee (as determined after the Separation), MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands, (“DutchCo”) and currently an indirect, wholly owned subsidiary of Sara Lee, and DE US, Inc., a Delaware corporation and currently a direct, wholly owned subsidiary of Sara Lee (“CoffeeCo”), by and on behalf of itself and each Affiliate of CoffeeCo (as determined after the Separation). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Master Separation Agreement.

RECITALS

WHEREAS, Sara Lee and its direct and indirect domestic corporate subsidiaries are members of the Sara Lee Consolidated Group;

WHEREAS, as of the date of this Agreement, CoffeeCo is a wholly-owned subsidiary of Sara Lee that is a member of the Sara Lee Consolidated Group;

WHEREAS, Sara Lee and CoffeeCo will effect the Internal Reorganization and certain related transactions described in the Master Separation Agreement for the purpose of aggregating the CoffeeCo Business in the CoffeeCo Group and separating such CoffeeCo Business from the Sara Lee Business;

WHEREAS, on the Distribution Date, Sara Lee will distribute all of the issued and outstanding shares of CoffeeCo to the holders of record on the record date of Sara Lee common stock pursuant to the Distribution and will effect the Debt Exchange;

WHEREAS, it is the intention of the Parties that the CoffeeCo Contribution, the Distribution, and the Debt Exchange qualify as a reorganization within the meaning of Sections 355, 368(a)(1)(D) and 361 of the Code;

WHEREAS, CoffeeCo will distribute on a pro rata basis to the holders of record of CoffeeCo Shares immediately after the Distribution the CoffeeCo Special Dividend after the Distribution and prior to the Merger;

WHEREAS, after the Distribution and the payment of the CoffeeCo Special Dividend, CoffeeCo will undergo the Merger;

WHEREAS, it is the intention of the Parties that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code that is Taxable to U.S. stockholders under Section 367 of the Code;

WHEREAS, in contemplation of the Separation, Sara Lee and CoffeeCo desire to set forth their agreement on the rights and obligations of Sara Lee and CoffeeCo and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and foreign Taxes, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and provisions of this Agreement, Sara Lee, CoffeeCo, DutchCo and their respective Affiliates (as determined after the Separation) mutually covenant and agree as follows:

ARTICLE I. DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. For purposes of this Agreement, an Affiliate of Sara Lee shall not include any entity that is, or is also, an Affiliate of CoffeeCo or DutchCo.

“After Tax Amount” means any additional amount necessary to reflect (through a gross–up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant Taxable period (or portion thereof).

“Agreement” means this Tax Sharing Agreement, including any schedules, exhibits, and appendices attached hereto.

“Australia Coffee Distribution” means the steps pursuant to which (a) SL/DE Holdings (Australia) Pty Ltd elects to be regarded as a corporation for US federal income tax purposes and (b) Sara Lee/DE BV distributes its 100% interest in SL/DE Holdings Australia to its sole shareholder, SLI BV.

“CFC” means a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“CoffeeCo Group” means DutchCo, CoffeeCo and all entities that are at least 50% owned direct or indirect subsidiaries of DutchCo or CoffeeCo immediately after the Separation, and entities that become subsidiaries thereafter.

“CoffeeCo Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of CoffeeCo, DutchCo and/or their Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Control” means the ownership of stock or other securities possessing at least 50% of the total combined voting power of all classes of securities entitled to vote.

“Deferred Tax Assets” means, as of a given date, the amount of deferred Tax benefits (including deferred Tax consequences attributable to deductible temporary differences and carryforwards) that would be recognized as assets on a business enterprise’s balance sheet computed in accordance with GAAP.

“Deferred Tax Liabilities” means, as of a given date, the amount of deferred tax liabilities (including deferred tax consequences attributable to deductible temporary differences) that would be recognized as liabilities on a business enterprise’s balance sheet computed in accordance with GAAP.

“Deferred Taxes” means, as of a given date, the amount of Deferred Tax Assets, less the amount of Deferred Tax Liabilities.

“Equity Award” means employee restricted stock, employee stock options, or deferred compensation granted, awarded or otherwise paid to a service provider by Sara Lee or a member of the CoffeeCo Group, as the case may be.

“Final Determination” shall mean the final resolution of liability for any Tax for a Taxable period, including any related interest, penalties or other additions to tax, (i) by Internal Revenue Service Form 870 or 870–AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870–AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency with respect to a Tax Item shall not constitute a Final Determination with respect to such Tax Item; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“GAAP” means United States generally accepted accounting principles as in effect on the Distribution Date, and to the extent permissible, consistent with the preparation of the June 30, 2011 audited consolidated financial statements of Sara Lee and its Affiliates.

“Income Taxes” means all federal, state, local and foreign income Taxes or other Taxes based on income or net worth.

“Indemnified Party” has the meaning prescribed in Section 6.02.

“Indemnifying Party” has the meaning prescribed in Section 6.02.

“IRS Submission” means the Ruling Request and any supplemental materials or requests submitted to the IRS relating to the Ruling Request, CoffeeCo Contribution, the Distribution, the Debt Exchange, the Merger, or the Separation, to the extent that (A) if filed by any member of the Sara Lee Group, such supplemental material (i) includes statements or representations relating to facts that were, are or will be under the control of DutchCo, CoffeeCo or any of their Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on,

DutchCo, CoffeeCo or any of their Affiliates, and (B) if filed by any member of the CoffeeCo Group, such supplemental material (i) includes statements or representations relating to facts that were, are or will be under the control of Sara Lee or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Sara Lee or any of its Affiliates.

“Other Taxes” means all taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, property, and unemployment Taxes.

“Party” means Sara Lee, CoffeeCo or DutchCo, as applicable. For purposes of this agreement, unless the context otherwise requires, Party also refers to an Affiliate of the relevant Party.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, association, union, governmental authority or other entity, enterprise, authority or organization.

“Post–Distribution Period” means any Tax year or other Taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax year or other Taxable period that begins at the beginning of the day after the Distribution Date. By way of example, if the Distribution Date were to occur on July 31, 2012, then for U.S. federal income Tax purposes, the Taxable year beginning August 1, 2012 would constitute a Post–Distribution Period with respect to the members of the CoffeeCo Group immediately after the Distribution Date.

“Pre–Distribution Period” means any Tax year or other Taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax year or other Taxable period through the end of the day on the Distribution Date. By way of example, if the Distribution Date were to occur on July 31, 2012, then for U.S. federal income Tax purposes the period from July 1, 2012 through July 31, 2012 would constitute a Pre–Distribution Period with respect to the members of the CoffeeCo Group immediately after the Distribution Date, even though the Taxable income of those corporations for such Pre-Distribution Period is includable on the Sara Lee Consolidated Group’s Tax Return for that Group’s Taxable year ending June 30, 2013.

“Post-Exchange Restructuring” means certain internal restructuring transactions contemplated by CoffeeCo to occur following the Merger, as described in the Ruling Request. For this purpose, the Post-Exchange Restructuring includes all actions and transaction steps undertaken by or on behalf of a member of the CoffeeCo Group in connection with the Separation following the Distribution.

“Representation Letters” means the CoffeeCo Representation Letter (or Letters) and the Sara Lee Representation Letter (or Letters).

“Responsible Party” has the meaning prescribed in Section 5.04(a).

“Ruling Documents” means the Ruling Request, the appendices, attachments and exhibits thereto, and any additional or supplemental information submitted to the IRS in connection with the Ruling Request and the Tax Ruling.

“Ruling Request” means the private letter ruling request filed by Sara Lee with the IRS dated May 26, 2011 pertaining to certain Tax aspects of the CoffeeCo Contribution, the Distribution and the Debt Exchange, and any supplemental submissions related thereto.

“Sara Lee Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Sara Lee is the common parent prior to the Distribution Date.

“Sara Lee Group” means all entities that are at least 50% owned direct or indirect subsidiaries of Sara Lee immediately after the Separation, and entities that become subsidiaries thereafter.

“Sara Lee Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Sara Lee and its Affiliates in connection with the issuance of a Tax Opinion or Tax Ruling.

“Separation Taxes” means (i) any U.S. federal tax imposed on or assessed against Sara Lee or the Sara Lee Group resulting from Steps 2(j) and 3-5 of the Internal Reorganization, the Debt Exchange, the Distribution and the Merger, (ii) any U.S. federal tax imposed on or assessed against CoffeeCo or the CoffeeCo Group resulting from the CoffeeCo Special Dividend, the Special Dividend Financing and the repayment thereof with any related borrowing undertaken by DEMB International BV, and (iii) any U.S. federal tax imposed on or assessed against Sara Lee, the Sara Lee Group, CoffeeCo or the CoffeeCo Group, resulting from any SL/DE BV Top-Up Dividend. For the avoidance of doubt, Separation Taxes shall not include any Taxes imposed on or assessed against any member of the CoffeeCo Group in connection with the Post-Exchange Restructuring notwithstanding any involvement on the part of Sara Lee or a member of the Sara Lee Group in the description, disclosure, documentation or execution of any portion of the Post-Exchange Restructuring, other than as specifically set forth in clause (ii), above.

“SL/DE BV Top-Up Dividend” means a distribution from Sara Lee/DE BV (Netherlands) to CoffeeCo that is (i) Taxable as a dividend under Section 301(c)(1) of the Code, (ii) made after the Distribution and before the close of CoffeeCo’s Taxable year beginning on the date of the Distribution, and (iii) in an amount, if any, necessary, to cause the entire amount of the CoffeeCo Special Dividend to be paid out of CoffeeCo’s earnings and profits.

“Straddle Period” means, with respect to a given entity, any state, local, or foreign Taxable period beginning on or before the Distribution Date and ending after the Distribution Date; provided, however, that for the avoidance of doubt, the term “Straddle Period” shall not include any U.S. federal income Taxable period of the Sara Lee Consolidated Group or Sara Lee Group.

“Tax” and “Taxes” mean any form of taxation, whenever created or imposed, and whenever imposed by a Taxing Authority, and without limiting the generality of the foregoing, shall include any net income, alternative or add–on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, annual report, or other tax, government fee, or other like assessment or charge, of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority; provided, however, that “Tax” and “Taxes” shall not include any amount owed to a federal, state, local, or foreign government under the laws governing unclaimed property or escheat.

“Tax Asset” means any Tax Item that has accrued for Tax purposes (including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable contribution deduction, credit related to alternative minimum tax and any other Tax credit), that could reduce a Tax in the Taxable period in which it accrued, but which is available to reduce a Tax in a later Taxable period.

“Taxing Authority” means any national, municipal, governmental, state, federal, foreign, or other body, or any quasi–governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Benefit” means, without double counting, the sum of (i) the amount of the reduction in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any Taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are decreased as a result of such adjustment, addition, or deletion.

“Tax Controversy” has the meaning prescribed in Section 5.01.

“Tax Detriment” means, without double counting, the sum of (i) the amount of the increase in the Tax liability of an entity (or of the consolidated or combined group of which it is a member), whether temporary or permanent, for any Taxable period that arises, or may arise in the future, as a result of any adjustment to, or addition or deletion of, a Tax Item in the computation of the Tax liability of the entity (or the consolidated or combined group of which it is a member), and (ii) the amount by which the entity’s (or consolidated or combined group of which it is a member) Deferred Taxes are increased as a result of such adjustment, addition, or deletion.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any Taxable period.

“Tax Opinion” means an opinion issued to Sara Lee by a law firm or an accounting firm with respect to the qualification of (A) the Australia Coffee Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, (B) the CoffeeCo Contribution, the Distribution, and the Debt Exchange as a reorganization within the meaning of Sections 355(a), 368(a)(1)(D) and 361 of the Code, (C) the CoffeeCo Special Dividend as being treated as paid by CoffeeCo out of its own funds to holders of record, or (D) the Merger as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code, as applicable.

“Tax Representations” means all representations made by Sara Lee, CoffeeCo, DutchCo and their respective Affiliates in connection with this Agreement, the IRS Submission, the Ruling Documents, the Tax Ruling, the Tax Opinion and the Representation Letters.

“Tax Return” means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund or amended returns, that may be filed for any Taxable period with any Taxing Authority in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

“Tax Ruling” means the IRS private letter ruling issued to Sara Lee in FY 2012 in connection with the Ruling Request.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II. RESPONSIBILITY FOR TAXES

2.01 Responsibility and Indemnification for Taxes.

(a) From and after the Distribution Date, without duplication, each of Sara Lee and CoffeeCo shall be responsible for, and shall pay its respective share of the liability for Taxes of Sara Lee, CoffeeCo and their respective Affiliates, as provided in this Agreement. Sara Lee and its Affiliates shall indemnify and hold harmless CoffeeCo and its Affiliates from any Taxes for which Sara Lee is responsible pursuant to this Agreement. CoffeeCo and its Affiliates shall indemnify and hold harmless Sara Lee and its Affiliates from any Taxes for which CoffeeCo is responsible pursuant to this Agreement.

(b) For the avoidance of doubt, all references to Taxes or Tax liabilities in this agreement refer to the actual amounts of Taxes paid or due and do not apply to items or adjustments to items shown solely on a Party’s balance sheet or other financial statement. There shall be no adjustments, payments or obligations among the Parties made pursuant to this agreement for any gains or losses with respect to amounts shown on a Party’s balance sheet or other financial statements and not specifically allocated herein, including but not limited to FIN 48 reserves, Deferred Tax Assets, Deferred Tax Liabilities and other Tax accounting entries.

(c) Payments to Taxing Authorities and between the Parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

2.02 Income Taxes.

(a) Generally

(i) Sara Lee.

Except as set forth in Sections 2.02(a)(ii), (a)(iii), (a)(iv) and 2.02(b), Sara Lee shall be responsible for and shall indemnify and hold CoffeeCo and its Affiliates harmless from and against

(A) all U.S. federal Income Tax liability imposed on members of the Sara Lee Group or the CoffeeCo Group for all Pre-Distribution Periods,

(B) any state and local Income Tax liability (whether consolidated, combined, unitary or separate) imposed on members of the Sara Lee Group or the CoffeeCo Group for all Pre-Distribution Periods,

(C) all U.S. federal, state and local Income Tax liability imposed on members of the Sara Lee Group for all Post-Distribution Periods,

(D) any Other Taxes referred to in Section 2.03(a),

(E) any non-U.S. Income Taxes attributable to a member of the Sara Lee Group for all Taxable periods,

(F) any U.S. federal Income Tax liability through fiscal year 2012 that is attributable to a loan made or outstanding between any member of any of the Sara Lee Group or CoffeeCo Group that is subject to Section 956 of the Code (a “Section 956 Loan”), and

(G) any Tax liability or contractual liability for an indemnity obligation relating to Taxes in respect of the dispositions or other transactions listed on Schedule 1.

(ii) CoffeeCo.

Except as set forth in Sections 2.02(a)(i), (a)(iii) and 2.02(b), the CoffeeCo Group shall be responsible for and shall indemnify and hold Sara Lee and its Affiliates harmless from and against

(A) any Other Taxes referred to in Section 2.03(b),

(B) any non-U.S. Income Taxes that are attributable to members of the CoffeeCo Group for all Taxable periods, including any non-U.S. Income Taxes attributable to the Internal Reorganization,

(C) all U.S. federal, state and local Income Tax liability (whether consolidated, combined, unitary or separate) of a member of the CoffeeCo Group for a Post-Distribution Period (which, for the avoidance of doubt, includes all U.S. federal and state Income Taxes imposed on or attributable to a member of the CoffeeCo Group in connection with the Merger and the Post-Exchange Restructuring) and

(D) any Tax liability or contractual liability for an indemnity obligation relating to Taxes in respect of dispositions or other transactions listed on Schedule 2.

(iii) Subpart F.

All U.S. federal Income Taxes arising under Section 951(a) of the Code (or any similar provision of state, local or foreign law) (including any tax resulting from an investment in United States property and subject to pro-ration as required by law) as a result of any member of the Sara Lee Group or the CoffeeCo Group being a United States shareholder (within the meaning of Section 951(b) of the Code or a similar provision of state, local or foreign law) during Sara Lee’s 2012 fiscal year, shall be the responsibility of the Party on which such Taxes are imposed by law (excluding for this purpose, any liability imposed on such Party solely as a result of being part of the Sara Lee Consolidated Group by operation of Treasury Regulation § 1.1502-6), except to the extent that such U.S. federal Income Taxes is attributable to (X) a Section 956 Loan (as described in Section 2.02(a)(i)(F) above), in which case liability shall be allocated to Sara Lee pursuant to Section 2.02(a)(i)(F) or (Y) redemption premium paid to DEF Finance S.N.C. in connection with the Debt Exchange to the extent that the payment of any such redemption premium generates a current deduction for Sara Lee, in which case liability shall be allocated to Sara Lee to the extent of Sara Lee’s current deduction.

(iv) Post-Exchange Restructuring.

Except as set forth specifically in clause (ii) of the definition of Separation Taxes, the CoffeeCo Group shall be responsible for and shall indemnify and hold Sara Lee and its Affiliates harmless from and against any liability for Taxes that arises in connection with the Post-Exchange Restructuring.

(b) Separation Taxes

(i) Sara Lee.

The Sara Lee Group shall be responsible for and shall indemnify and hold CoffeeCo and its Affiliates harmless from and against

(A) 50% of all Separation Taxes not due to any act, failure to act or omission identified in this subsection (b) on the part of any member of the CoffeeCo Group or the Sara Lee Group, or any Separation Tax liability arising out of or in connection with the accuracy of any description of events, facts or circumstances on or prior to the Distribution Date as contained in or made in connection with the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or other Transaction Agreements, including any misrepresentation or omission by Sara Lee, CoffeeCo or DutchCo contained in any such document with respect to any period prior to the Distribution, but excluding in each case for this purpose any statement concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date,

(B) 100% of all Separation Taxes arising out of, based upon or relating or attributable to any breach by Sara Lee of any representation, warranty, covenant or obligation contained in this Agreement, any other Transaction Agreement, the Ruling Request, the Ruling Documents, the Tax Opinion, any Sara Lee Representation Letter, or otherwise made in connection with the Separation, but excluding for this purpose the breach of any representations (including those described in Section 4.01(b)(i)) not concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date and

(C) 100% of all Separation Taxes arising from any event following the Separation involving the stock or assets of Sara Lee or any of its Affiliates which causes the Distribution to be a Taxable event to Sara Lee as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax law.

(ii) CoffeeCo.

The CoffeeCo Group shall be responsible for and shall indemnify and hold Sara Lee and its Affiliates harmless from and against

(A) 50% of any Separation Taxes that are not due to any act, failure to act or omission identified in this subsection (b) on the part of any member of the CoffeeCo Group or the Sara Lee Group, or any Separation Tax liability arising out of or in connection with the accuracy of any description of events, facts or circumstances on or prior to the Distribution Date as contained in or made in connection with the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or other Transaction Agreements, including any misrepresentation or omission by Sara Lee, CoffeeCo or DutchCo contained in any such document with respect to any period prior to the Distribution, but excluding in each case for this purpose any statement concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date,

(B) 100% of all Separation Taxes arising out of, based upon or relating or attributable to any breach by CoffeeCo or DutchCo of any representation, warranty, covenant or obligation contained in this Agreement, any other Transaction Agreement, the Ruling Request, the Ruling Documents, the Tax Opinion, any CoffeeCo Representation Letter, or otherwise made by CoffeeCo or DutchCo in connection with the Separation, but excluding for this purpose the breach of any representations (including those described in Section 4.01(a)(i)) not concerning a Party’s plan or intention with respect to actions or operations after the Distribution Date, and

(C) 100% of all Separation Taxes arising from any event post-Distribution involving the stock or assets of DutchCo or CoffeeCo or any of their Affiliates which causes the Distribution to be a Taxable event to Sara Lee as a result of the application of Section 355(e) of the Code or a similar provision of state or local Tax law.

2.03 Other Taxes

(a) Sara Lee shall be responsible for and shall pay, or cause the appropriate member of the Sara Lee Group to pay, any Other Taxes attributable to members of the Sara Lee Group for all Taxable periods.

(b) CoffeeCo shall be liable for and shall pay, or cause the appropriate member of the CoffeeCo Group to pay, any Other Taxes attributable to members of the CoffeeCo Group for all Taxable periods.

2.04 Allocation of Certain Income Taxes and Income Tax Items.

(a) If Sara Lee, CoffeeCo or any of their respective Affiliates is permitted but not required under applicable U.S. federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a Taxable period, then the Parties shall treat such day as the last day of a Taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.4(a) shall not be construed to require Sara Lee to change its Taxable year.

(b) Subject to section 2.04(c), below, Sara Lee in its sole discretion shall allocate Tax attributes determined on a consolidated or combined basis for Taxable periods ending before or including the Distribution Date between the Sara Lee Group and the CoffeeCo Group. Sara Lee and CoffeeCo shall compute their Tax liabilities for Taxable periods beginning after the Distribution Date consistent with such determination, and shall treat the Tax Assets and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the Parties as presumptively correct.

(c) The Parties agree that, in connection with the Distribution, Sara Lee’s current and accumulated earnings and profits will be allocated between Sara Lee and CoffeeCo based on their relative fair market values at the time of the Distribution in accordance with Treasury Regulation § 1.312-10.

2.05 Treatment of Restricted Stock, Stock Options, and Deferred Compensation.

(a) To the extent permitted by law, Sara Lee (or the appropriate Affiliate of Sara Lee) shall be entitled to and shall claim all U.S. Tax deductions or other U.S. Tax benefits resulting from the grant of any Equity Awards prior to the Distribution.

(b) To the extent permitted by law, with respect to Equity Awards granted after the Distribution Date, the Party that grants the award shall be entitled to claim any Tax deduction or other benefit resulting from the grant and/or vesting of the award.

(c) If, pursuant to a Final Determination, all or any part of a Tax deduction claimed by Sara Lee pursuant to Section 2.05(a) is disallowed, then, to the extent permitted by law, the other Party (or Affiliate thereof) shall claim such Tax deduction. If such other Party (or Affiliate thereof) realizes a Tax Benefit from the claiming of such Tax deduction, such other Party (or Affiliate) shall pay the amount of such Tax Benefit (net of any Tax Detriment suffered by the payor) to the Party that originally claimed the Tax deduction.

(d) Sara Lee shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the Equity Awards referred to in Section 2.05(a). The Party granting the award and claiming the deduction shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the Equity Awards referred to in Section 2.05(b). The Parties to this Agreement shall cooperate so as to permit the Party initially claiming such deduction to discharge any applicable Tax withholding and Tax reporting obligations.

2.06 Tax Refunds. Except as provided in Section 2.05(c), the benefit of any Tax credits, Tax attributes and any refund or credit of any overpayment of Taxes or estimated Tax liabilities, including any corresponding benefit arising out of or related to any Tax liability that is the subject of this Agreement, will remain with the Party entitled to the benefit under applicable Tax law, as modified by any applicable audit agreements or past practice of Sara Lee and its Affiliates. No payments shall be made between the Parties to account for such adjustment.

ARTICLE III. TAX RETURNS AND INFORMATION EXCHANGE

3.01 Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.

(a) Sara Lee shall prepare and file all (i) U.S. federal, state and foreign consolidated, combined, affiliated, unitary or similar Income Tax Returns required to be filed by any member of the Sara Lee Group or the CoffeeCo Group for all Pre-Distribution Periods and Straddle Periods (and including any such combined Returns or informational reporting forms, such as Form 5471) required to be filed for periods that begin prior to the Distribution; (ii) all separate state, local and foreign Income Tax Returns and all Other Tax Returns for all members of the Sara Lee Group for all Tax periods; and (iii) all Tax Returns for all members of the Sara Lee Group for all Post–Distribution Tax Periods.

(b) CoffeeCo or its Affiliates shall timely prepare, or cause to be prepared, at its sole cost, and forward to Sara Lee for review, comment, and, where applicable, filing, pro forma Tax Returns for all members of the CoffeeCo Group for Pre-Distribution Periods in such form and at such times as Sara Lee may reasonably request, including Form 5471 and other applicable informational reporting forms with respect to Pre-Distribution Periods.

(c) To the extent that there are separate state, local or foreign Tax Returns attributable to a member of the Sara Lee Group required to be filed by members of the CoffeeCo group with respect to Pre-Distribution Periods, CoffeeCo and Sara Lee shall cooperate to ensure that such returns are correctly filed by the Party required by law.

(d) CoffeeCo or its Affiliates shall prepare and file (i) all Other Tax Returns for all members of the CoffeeCo Group for all Tax periods; (ii) all non-U.S. Income Tax Returns for all members of the CoffeeCo Group for all Tax periods, and (iii) all Tax Returns for all members of the CoffeeCo Group for all Post-Distribution Periods.

(e) Subject to the written direction of Sara Lee, after the date of the Distribution, CoffeeCo shall not file (or allow any Affiliate of CoffeeCo to file) any amended Tax Return or refund claim for any Pre–Distribution Tax Period.

(f) Sara Lee and its Affiliates shall be responsible for the remitting of payment of any Taxes shown on a Tax Return for which it is responsible for the filing thereof. CoffeeCo and its Affiliates shall be responsible for the remitting of payment of any Taxes shown on a Tax Return for which it is responsible for the filing thereof.

(g) If Sara Lee remits a Tax payment pursuant to Section 3.01(f), but CoffeeCo is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then CoffeeCo shall pay to Sara Lee that portion of the Tax for which CoffeeCo is responsible. If CoffeeCo remits a Tax payment pursuant to Section 3.01(f), but Sara Lee is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Sara Lee shall pay to CoffeeCo that portion of the Tax for which Sara Lee is responsible. Such payments shall be requested and made in accordance with the notice and payment provisions contained in Sections 6.02 and 6.03. Nothing in this Section 3.01 shall affect the allocation of responsibility for Taxes as set forth in Article II.

3.02 Certain Items Related to Tax Return Preparation.

(a) All Tax Returns related a Pre–Distribution Tax Period shall be prepared and filed by the specified Party in a manner consistent with past Tax reporting practices with respect to the CoffeeCo Business.

(b) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Transition Services Agreement and the Master Separation Agreement, applicable law, the Tax Ruling, Ruling Documents, the Ruling Request, the Tax Opinion, and any Representation Letter. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement; provided, that if a Tax Return is to be signed by an officer of a company different from the Party responsible for filing such Tax Return, each Party hereto shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.

(c) Except as otherwise specifically provided for in this Agreement, Sara Lee shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return for which it is (or has elected to become) responsible for the filing thereof pursuant to this Agreement, to determine (i) the manner in which such Tax Return shall be prepared and filed, including the accounting methods, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (ii) whether any extensions may be requested; (iii) the election(s) that will be made by Sara Lee, any Affiliate of Sara Lee, CoffeeCo, or any Affiliate of CoffeeCo on such Tax Return; (iv) whether any amended Tax Return(s) shall be filed; (v) whether any claim(s) for refund shall be made; (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns; provided, that Sara Lee shall prepare all Tax Returns for which it has (or has assumed) filing responsibility, to the extent such Tax Returns reflect activities of the CoffeeCo Business, in a manner consistent with past Tax reporting practices with respect to the CoffeeCo Business, except as required by law or regulation.

(d) Within 90 calendar days after filing the U.S. federal income Tax Return for the Sara Lee Consolidated Group for the Tax year that includes the Distribution Date, at the written request of CoffeeCo, Sara Lee shall notify CoffeeCo of the Tax attributes associated with CoffeeCo and each of its Affiliates, and the Tax bases of the assets and liabilities, transferred to CoffeeCo in connection with the CoffeeCo Contribution and the Distribution. Sara Lee shall advise CoffeeCo with respect to any Final Determination of Tax adjustments relating to the Sara Lee Consolidated Group if such Final Determination of Tax adjustments may affect any Tax attribute of any member of the CoffeeCo Group after the Distribution Date within 90 calendar days after such change is made or there is a Final Determination of such change.

(e) Nothing in this Agreement shall be construed as a guarantee or representation of the existence or amount of any loss, credit, carryforward, basis or other Tax Item or Tax Asset, whether past, present or future, of Sara Lee, CoffeeCo, or their respective Affiliates.

ARTICLE IV. TAX TREATMENT OF THE DISTRIBUTION

4.01 Representations.

(a) CoffeeCo and DutchCo.

(i) Ruling Documents. CoffeeCo and DutchCo hereby represent and warrant that (i) they have examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of CoffeeCo, the CoffeeCo Group, or the CoffeeCo Business, including the Australia Coffee Business), and (ii) to the extent in reference to DutchCo, CoffeeCo, the CoffeeCo Group, or the CoffeeCo Business, including the Australia Coffee Business, the facts presented and the representations made therein are true, correct, and complete.

(ii) Tax–Free Status. CoffeeCo hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the CoffeeCo Contribution, the Distribution and the Debt Exchange to fail to qualify as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, (ii) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code, or (iii) cause any representation or factual statement made in this Agreement, the Separation Agreement and the other Transaction Agreements, the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion, or any CoffeeCo Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, the qualification Merger as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code, or the tax treatment described in the Tax Opinion of certain aspects of the Internal Reorganization and the CoffeeCo Special Dividend.

(iii) Plan or Series of Related Transactions.

(A) CoffeeCo hereby represents and warrants that, to the knowledge of CoffeeCo and the management of CoffeeCo, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a 50% or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in CoffeeCo or any successor to CoffeeCo, with the exception of the acquisition of the stock of CoffeeCo by DutchCo pursuant to the Merger.

(B) CoffeeCo and DutchCo have no plan or intention to participate in, facilitate, undertake or otherwise permit any acquisition of DutchCo or CoffeeCo after the Distribution and the Merger (other than the acquisition of CoffeeCo by DutchCo or the acquisition of DutchCo by CoffeeCo’s public shareholders pursuant to the Merger), pursuant to which a direct or indirect acquisition of stock of DutchCo or CoffeeCo would occur, which would result in a direct or indirect acquisition of stock representing a 50% or greater interest (within the meaning of Sections 355(e) and 355(d)(4) of the Code) in DutchCo or CoffeeCo (including any predecessor or successor of any such corporation).

(iv) CoffeeCo and its Affiliates have no plan or intention to redeem, purchase or otherwise reacquire more than 20% of the capital stock of CoffeeCo or DutchCo in one or more transactions following the Distribution Date.

(v) CoffeeCo and its Affiliates have no plan or intention to (i) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon in the Tax Ruling or Tax Opinion to satisfy Section 355(b) of the Code; (ii) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon in the Tax Ruling or Tax Opinion to satisfy Section 355(b) of the Code; or (iii) cause the occurrence of any restructuring pursuant to which CoffeeCo ceases to be treated as conducting the trade or businesses relied upon in the Tax Ruling or Tax Opinion to satisfy Section 355(b) of the Code.

(vi) DutchCo and its Affiliates have no plan or intention to (i) liquidate CoffeeCo; (ii) merge CoffeeCo with any other corporation; or (iii) sell or otherwise dispose of any assets of CoffeeCo and its subsidiaries except in the ordinary course of business and in connection with the Post-Exchange Restructuring.

(vii) CoffeeCo and its Affiliates have no plan or intention to, and CoffeeCo does not expect that it or any of its Affiliates (including DutchCo) will, directly or indirectly, modify, reprice, repay, pre-pay, pay down, redeem, retire, defease or otherwise acquire, however effected, any of the Controlled Securities, as defined in the Ruling Request, including those held by Affiliates of CoffeeCo, prior to their stated maturity date.

(b) Sara Lee.

(i) Ruling Documents. Sara Lee hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Sara Lee, the Sara Lee Group, or the Sara Lee Business), and (ii) to the extent in reference to Sara Lee, the Sara Lee Group, or the Sara Lee Business, the facts presented and the representations made therein are true, correct, and complete.

(ii) Tax–Free Status. Sara Lee hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the CoffeeCo Contribution, the Distribution and the Debt Exchange to fail to qualify as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, (ii) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code, or (iii) cause any representation or factual statement made in this Agreement, the Separation Agreement and the other Transaction Agreements, the Ruling Request, the Ruling Documents, the

Tax Ruling, the Tax Opinion, or any CoffeeCo Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code, or the tax treatment described in the Tax Opinion of certain aspects of the Internal Reorganization and the CoffeeCo Special Dividend.

(iii) Plan or Series of Related Transactions.

(A) Sara Lee hereby represents and warrants that, to the knowledge of Sara Lee and the management of Sara Lee, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a 50% or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in Sara Lee or any successor to Sara Lee.

(B) Sara Lee has no plan or intention to participate in, facilitate, undertake or otherwise permit any acquisition of Sara Lee after the Distribution and the Merger, pursuant to which a direct or indirect acquisition of stock of Sara Lee would occur, which would result in a direct or indirect acquisition of stock representing a 50% or greater interest (within the meaning of Sections 355(e) and 355(d)(4) of the Code) in Sara Lee (including any predecessor or successor of any such corporation).

(iv) Sara Lee and its Affiliates have no plan or intention to redeem, purchase or otherwise reacquire more than 20% of its capital stock in one or more transactions following the Distribution Date.

(v) Sara Lee and its Affiliates have no plan or intention to (i) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon in the Tax Ruling to satisfy Section 355(b) of the Code; or (ii) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon in the Tax Ruling to satisfy Section 355(b) of the Code.

4.02 Covenants.

(a) The Parties shall not, and shall cause their Affiliates not to take any action that, or fail to take any action the failure of which, would be inconsistent with or have an adverse effect on the qualification of the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code or the tax treatment described in the Tax Opinion of certain aspects of the Internal Reorganization and the CoffeeCo Special Dividend.

(b) Unless otherwise required by a Taxing Authority or applicable law, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with past practice.

(c) Unless otherwise required by a Taxing Authority or applicable law, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with the characterization of the Separation as described in the Ruling Request, the Ruling Documents, the Tax Ruling, the Tax Opinion(s) and the Transaction Agreements.

(d) Actions Consistent with Representations and Covenants.

(i) CoffeeCo shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and CoffeeCo shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Master Separation Agreement and the other Transaction Agreements, the Tax Ruling, the Ruling Request, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of CoffeeCo, Affiliates of CoffeeCo, or the CoffeeCo Business), the Tax Opinions, or any CoffeeCo Representation Letter.

(ii) Sara Lee shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) take any action, and Sara Lee shall not (and shall not permit any of its Affiliates or grant or permit any of its Affiliates to grant implicit or explicit permission to any other person to) fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant, or representation in this Agreement, the Master Separation Agreement and the other Transaction Agreements, the Tax Ruling, the Ruling Request, the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Sara Lee, Affiliates of Sara Lee, or the Sara Lee Business), the Tax Opinions, or any Sara Lee Representation Letter.

(e) CoffeeCo shall cause Sara Lee/DE BV (Netherlands) to distribute the SL/DE BV Top-Up Dividend.

4.03 IRS Submissions.

(a) No IRS Submission shall be filed by Sara Lee, with the IRS unless, prior to such filing, CoffeeCo has agreed as to the contents of such IRS Submission; provided, however, that if the IRS requests same-day filing of an IRS Submission that does not include any material issue or statement, then Sara Lee is required only to make a good faith effort to notify DutchCo’s representatives and to give such representatives an opportunity to review and comment on such IRS Submission prior to filing it with the IRS.

(b) No IRS Submission shall be filed by DutchCo or CoffeeCo, with the IRS unless, prior to such filing, Sara Lee has agreed as to the contents of such IRS Submission; provided, however, that if the IRS requests same-day filing of an IRS Submission that does not include any material issue or statement, then DutchCo or CoffeeCo is required only to make a good faith effort to notify Sara Lee’s representatives and to give such representatives an opportunity to review and comment on such IRS Submission prior to filing it with the IRS.

(c) Each Party shall provide the other Party with copies of each IRS Submission filed with the IRS promptly following the filing thereof. Neither Party nor their representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to an IRS Submission, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the other Party (or their representatives) and giving the latter Party (or their representatives) a reasonable opportunity to participate, and a reasonable number of each Party’s representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed. Each Party shall copy the other Party (or their representatives) on all written correspondence of such Party (or their representatives) to the IRS, and shall promptly provide the other Party (or their representatives) with copies of any correspondence received by such Party (or their representatives) from the IRS, in each case, relating to an IRS Submission.

4.04 Enforcement. The Parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Article IV were not performed in accordance with their specific terms or were otherwise breached. The Parties hereto agree that, in order to preserve the qualification of (A) the CoffeeCo Contribution, the Distribution and the Debt Exchange as a reorganization within the meaning of Sections 355, 368 and 361 of the Code, and (B) the Merger as a reorganization within the meaning of Section 368 of the Code that is Taxable to U.S. stockholders under Section 367 of the Code, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

ARTICLE V. COOPERATION AND EXCHANGE OF INFORMATION

5.01 Cooperation.

(a) Notwithstanding anything to the contrary in the Master Separation Agreement and the Transaction Agreements, Sara Lee and CoffeeCo shall cooperate (and shall cause each of their respective Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax controversy, including (without limitation) any audit, protest, or claim for refund to the Appeals Division of the IRS, competent authority proceeding and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”), (including providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement or otherwise as reasonably requested by the other Party. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Notwithstanding anything to the contrary in this Agreement, if a Party materially fails to comply with any of its obligations set forth in this Section 5.01, upon reasonable request and notice by the other Party, the non–performing Party shall (i) reimburse the other Party for any internal or incremental costs incurred by such other Party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes be liable in full for such additional Taxes.

5.02 Retention of Records

(a) The Parties shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein until the later of (x) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof), (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim, and (z) seven (7) years after the Distribution Date.

(b) The Parties shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) necessary or reasonably helpful in sustaining any position (including, without limitation, any transfer pricing position) taken with any Taxing Authority including, without limitation, materials regarding accounting, income and expense, costs and cost production, background, research and development, comparables, marketing, suppliers and customers, and other information regarding the CoffeeCo Business related to the Tax treatment of such business until the other Party provides written notice that such retention is no longer required

(c) At any time after the Distribution Date that a Party proposes to destroy materials or information required to be retained pursuant to Section 5.02(a) and (b), it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed that relate to any member of such other Party’s Group or any assets held by any member of such other Party’s Group.

5.03 Confidentiality. Any materials contemplated to be shared under Section 5.01, Section 5.04 and Section 3.01 shall be provided whether or not such material is or may be confidential or proprietary. If, however, the providing Party determines in good faith that any materials are confidential or proprietary, the providing Party may require the requesting Party to enter into a confidentiality agreement with respect to such materials, not inconsistent with the purposes for which the Party made the request for information. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentially for its own similar information.

5.04 Contest Provisions.

(a) Except as provided elsewhere in this Section 5.05(b)(ii) and 5.05(c) with respect to “reasonable participation”, the Party responsible for Taxes under Article II (the “Responsible Party”) shall, with respect to a Tax return, have the exclusive right at its own cost, to control, contest and represent the interests of Sara Lee, CoffeeCo, DutchCo and their respective Affiliates in any Tax Controversy related to such Tax Return. Subject to Section 5.04(b) and Section 5.04(c) hereof, such right to control shall include the right, in the Responsible Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy. Such right to control shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

(b) Notwithstanding anything to the contrary in Section 5.04(a), Sara Lee shall be the Responsible Party with respect to (i) any Tax Controversy that arises with respect to a U.S. federal income Tax Return of the Sara Lee Group (including for this purpose, members of the CoffeeCo Group) for fiscal years 2009, 2010 and 2011 and (ii) any Tax Controversy that arises with respect to a U.S. federal income Tax Return of the Sara Lee Group for fiscal year 2012, provided, however, that at the request of Sara Lee or at CoffeeCo’s option CoffeeCo shall reasonably participate as described in Section 5.05 in the contest of such Tax Controversy described in clause (ii) of this Section 5.04(b).

(c) Notwithstanding anything to the contrary in Section 5.04(a) and Section (b), CoffeeCo shall be the Responsible Party with respect to any Tax Controversy that arises with respect to a U.S. federal income Tax Return of the CoffeeCo Group for fiscal year 2012 or 2013, provided, however, that at the request of CoffeeCo or at Sara Lee’s option, Sara Lee shall reasonably participate as described in Section 5.05 in the contest of such Tax Controversy.

(d) Sara Lee shall use reasonable efforts to keep CoffeeCo advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of CoffeeCo or any Affiliate of CoffeeCo or that could reasonably be expected to give rise to a liability of CoffeeCo or any Affiliate of CoffeeCo under this Agreement, and CoffeeCo shall use reasonable efforts to keep Sara Lee advised as to the status of Tax audits and litigation involving any issue that relates to a Tax of Sara Lee or any Affiliate of Sara Lee or could reasonably be expected to give rise to a liability of Sara Lee or any Affiliate of Sara Lee under this Agreement (in each case, a “Liability Issue”). Sara Lee and CoffeeCo shall promptly furnish each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue pertaining to the other Party. Without limiting the foregoing, Sara Lee and CoffeeCo, as the case may be, shall each promptly furnish to the other within 20 calendar days of receipt a copy of the relevant section of the revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency received by Sara Lee or its Affiliate or by CoffeeCo or its Affiliate, as the case may be, relating to any known or potential Liability Issue or any similar adjustment.

(e) In the event that timely notice is not provided, including pursuant to Section 5.04(d), of a Liability Issue, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs (and only to the extent of such actual increased costs) if such Liability Issue results in a claim for indemnification.

(f) With respect to Tax Controversies relating to a U.S. federal income Tax Return of the Sara Lee Group for fiscal years 2009-2013, all costs incurred in connection with a Party’s control of or participation in a Tax Controversy shall be borne by the incurring Party.

5.05 Reasonable Participation

(a) In the event that the non-controlling Party elects or is required to participate in the defense of a Tax Controversy pursuant to Section 5.04(b)(ii) or (c), the Responsible Party shall (i) provide the non-controlling Party with notice reasonably in advance of any proceeding relating to such Tax Controversy and (ii) consult in good faith with the non-controlling Party on the resolution of the Tax Controversy and on any written submissions in connection with such Tax Controversy, including providing the non-controlling Party with an opportunity to review and provide comments on any written submission.

(b) The non-controlling Party shall have the right, at its expense, to be present at, and participate in, any proceeding relating to such Tax Controversy to the extent allowed by Law.

(c) The Responsible Party shall not settle, either administratively or after the commencement of litigation, such Tax Controversy without the prior written consent of the non-controlling Party which shall not be unreasonably withheld, conditioned or delayed. If the non-controlling Party withholds, conditions or delays consent in a manner deemed “unreasonable” by the Responsible Party, Article VII shall govern the determination of unreasonable.

5.06 Information for Shareholders.

(a) Sara Lee shall provide each shareholder that receives stock of CoffeeCo and/or DutchCo pursuant to the Distribution and the Merger with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury regulations thereunder with respect to statements that such shareholders must file with their federal income tax returns demonstrating the applicability of Section 355 of the Code to the Distribution.

(b) Sara Lee shall make available on its website the information required by Section 6045B with respect to the effect of the Distribution on the basis of Sara Lee and CoffeeCo stock in the hands of a U.S. taxpayer.

ARTICLE VI. INDEMNITY OBLIGATIONS AND PAYMENTS

6.01 Indemnity Obligations. In addition to the obligations set forth in Article II,

(a) The Sara Lee Group shall indemnify and hold harmless CoffeeCo and any member of the CoffeeCo Group from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for refund filed by Sara Lee or an Affiliate of Sara Lee for any period during which CoffeeCo or any member of the CoffeeCo Group was or has been a member of the Sara Lee Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

(b) The CoffeeCo Group shall indemnify and hold harmless Sara Lee and any member of the Sara Lee Group from and against any liability, cost or expenses, including, without limitation, any fine, penalty, interest, charge or accountant’s fee, arising out of fraudulent or negligent information, workpapers, documents and other items prepared by CoffeeCo or any Affiliate of CoffeeCo used in the preparation of any Tax Return or claim for refund filed by Sara Lee or any Affiliate of Sara Lee for any period during which CoffeeCo or any Affiliate of CoffeeCo was or has been a member of the Sara Lee Consolidated Group, or arising out of the untimely provision of information required to provided under this Agreement.

6.02

(a) Notice. A Party making a claim for indemnification or for payment of an allocated or contested liability under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) calendar days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to reimbursement or (ii) receives written notice from any Taxing Authority with respect to a Final Determination of Taxes that may be subject to indemnification under this Agreement.

(b) In the event that timely notice is not provided, including pursuant to Section 6.02(a), of a claim for indemnification or payment, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs (and only to the extent of such actual increased costs).

6.03 In the event that an Indemnifying Party has received a claim from an Indemnified Party pursuant to Section 6.02, then such payment shall be made according to this Section 6.03.

(a) All payments shall be made to the Indemnified Party or to the appropriate Taxing Authority as specified by Indemnified Party within 20 calendar days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Unless otherwise required by any Final Determination, the Parties agree that any payment made by one Party to another Party (other than payments of interest and payment of After Tax Amounts pursuant to Section 6.03(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution.

(c) If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the rate described in 6.03(e) on the amount of such tax from the date such Tax is due through the date of payment of such After Tax Amount. A Party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(d) Any payment that is required to be made pursuant to this Agreement (i) by CoffeeCo (or an Affiliate of CoffeeCo) to Sara Lee (or an Affiliate of Sara Lee) or (ii) by Sara Lee (or an Affiliate of Sara Lee) to CoffeeCo (or an Affiliate of CoffeeCo), that is not made on or prior to the date that such payment is required to be made pursuant to this Section 6.03 shall thereafter bear interest at the rate established for underpayments pursuant to Section 6621(a)(2) of the Code.

(e) Any payment that is required to be made pursuant to this Agreement (i) by CoffeeCo (or an Affiliate of CoffeeCo) to Sara Lee (or an Affiliate of Sara Lee) or (ii) by Sara Lee (or a Sara Lee Affiliate) to CoffeeCo (or an Affiliate of CoffeeCo), shall be made by wire transfer of immediately available funds, provided that if the amount of any payment is less than $10,000, such payment may be made in a form other than a wire transfer.

(f) All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly. If an Indemnifying Party does not respond to a written claim received from an Indemnified Party within 30 days of receiving such claim, or does respond within such 30-day period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue resolution as provided in Article VII; provided, however, that pursuant to this Section 6.03, interest begins to accrue after 20 days following delivery of written notice of payment owing together with a computation of the amounts due.

ARTICLE VII. DISPUTE RESOLUTION

7.01 All disputes, controversies or claim arising under or in connection with this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof) (whether sounding in contract, tort or otherwise) between or among any of the Sara Lee Parties and the CoffeeCo Parties shall be governed by Article XII of the Master Separation Agreement. Each of the Sara Lee Parties and the CoffeeCo Parties agrees that the procedures set forth in Article XII of the Master Separation Agreement shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters.

ARTICLE VIII. MISCELLANEOUS

8.01 Section 1.2 (Interpretation) and Article XIII (Miscellaneous) of the Master Separation Agreement are incorporated by reference to the extent not inconsistent with any of the provisions set forth in this Agreement.

8.02 Effectiveness. This Agreement shall become effective on the Distribution Date.

8.03 Disclaimers.

(a) Sara Lee disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by or on behalf of CoffeeCo or any Affiliate of CoffeeCo for any Taxable period during which such company was not a member of the Sara Lee Consolidated Group.

(b) CoffeeCo disclaims all knowledge of or responsibility for the content or accuracy of any Tax Returns or filings made by or on behalf of the Sara Lee Consolidated Group or any member thereof for any period except to the extent such Tax Returns or filings reflect items of the CoffeeCo Business.

8.04 Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.05 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by email to the email address designated by each Party, on the date the recipient confirms receipt, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to Sara Lee, at:

Sara Lee Corporation

3500 Lacey Road,

Downers Grove, Illinois 60515

Attention: Jeff Emme, Senior Vice President – Tax

If to CoffeeCo on or prior to June 28, 2012, at:

DE US, Inc.

3500 Lacey Road,

Downers Grove, Illinois 60515

Attention: Jeff Emme, Vice President

If to CoffeeCo after June 28, 2012, at:

DE US, Inc.

Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Louis W. Haring

8.06 Joint and Several Liability. CoffeeCo and each Affiliate of CoffeeCo shall have joint and several liability for any obligation of CoffeeCo or an Affiliate of CoffeeCo arising pursuant to this Agreement. Sara Lee and each Affiliate of Sara Lee shall have joint and several liability for any obligation of Sara Lee or an Affiliate of Sara Lee arising pursuant to this Agreement.

8.07 Expenses. Unless otherwise expressly provided in this Agreement or the Master Separation Agreement, each Party shall bear any and all expenses that arise from their respective obligations under this Agreement.

8.08 Confidentiality.

(a) Each Party shall hold and cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information written or oral concerning the other Parties hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 8.08(a). Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if its exercises the same care as it takes to preserve confidentiality for its own similar information.

(b) Notwithstanding Section 8.08(a), the provisions regarding confidentiality set forth in Section 5.1 shall govern information required to be provided pursuant to Article III and Article V.

8.09 Limitation on Damages. Each Party irrevocably waives, and no Party shall be entitled to seek or receive, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided that the foregoing shall not limit each Party’s indemnification obligations set forth in the Master Separation Agreement and the Transaction Agreements

8.10 Consent by Affiliates. Each of Sara Lee and CoffeeCo shall cause each of its respective Affiliates (including any entity that becomes an Affiliate after the date hereof) to consent to, and be bound by, the terms, conditions, covenants, and provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

SARA LEE CORPORATION

By:	/s/ Mark A. Garvey
Name: Mark A. Garvey Title: Executive Vice President and Chief Financial Officer

[Signature Page to Tax Sharing Agreement]

DE US, INC.

By:	/s/ Mark S. Silver
Name: Mark S. Silver Title: President

[Signature Page to Tax Sharing Agreement]

D.E MASTER BLENDERS 1753 B.V.

By:	/s/ Michel M.G. Cup
Name: Michel M.G. Cup Title: Chief Financial Officer

[Signature Page to Tax Sharing Agreement]

SCHEDULES

to the

TAX SHARING AGREEMENT

dated as of June 15, 2012

by and among

SARA LEE CORPORATION

D.E MASTER BLENDERS 1753 B.V.

and

DE US, INC.

Schedule 1

See Schedule 1.1(f) to the Master Separation Agreement

Schedule 2

See Schedule 1.1(e) to the Master Separation Agreement